We hereby consent to the inclusion in this Registration Statement on Form 1-A of our report dated September 17, 2017, relating to the statement of revenue and certain operating expenses of Reliance Property Group, LLC for the years ended December 31, 2016 and December 31, 2015, and our report dated September 18, 2017, relating to the balance sheet of Reliance Real Estate Trust, LLC as of September 18, 2017. We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel” appearing therein.

/s/ Roth & Company LLP

Roth & Company LLP

www.rothcocpa.com

Brooklyn, New York

December 20, 2017